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                                                                    EXHIBIT 23.1



                         INDEPENDENT AUDITOR'S CONSENT


The Board of Directors
Skechers U.S.A., Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 (Nos. 333-87009 and 333-87011) of Skechers U.S.A., Inc. of our report dated February 29, 2000 with respect to the consolidated balance sheets of Skechers U.S.A., Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K of Skechers U.S.A., Inc.



                                                  KPMG LLP


Los Angeles, California
March 27, 2000